Exhibit 99.1

Active Power Reports Fourth Quarter and 2011 Results

Annual Revenues Up 16% to Record $75.5 Million

AUSTIN, Texas (Feb. 14, 2012) – Active Power (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions, reported results for its fourth quarter and fiscal year ended Dec. 31, 2011.

Q4 and Full Year 2011 Highlights

•	$18.3 million in quarterly revenue and a record $75.5 million in full year revenue

•	Achieved annual sales growth from previous year across all regions – EMEA up 47%; Americas up 2%; and Asia up 76% for the year

•	UPS systems revenue was $5.6 million for the quarter and $26.4 million for the year, a decrease of 20% compared to the prior year

•	$40.5 million in continuous power and infrastructure solutions revenue, representing 54% of revenue for the year, compared to 38% of revenue in 2010

•	$12.8 million in service revenues for 2011, an increase of $3.5 million or 38% compared to the prior year

•	62% increase in information technology (IT) channel revenues compared to the prior year

•	Received the company’s single largest order to date for a $10 million flywheel UPS solution to be deployed in Switzerland

•	Closed Japan operations and reduced scale of UK manufacturing operations during fourth quarter

•	Appointed Noel Foley vice president of Engineering to build on company’s technology leadership position

Management Commentary

“We closed out 2011 as expected with our UPS business performing under expectations for the year and lower than anticipated margins in our solutions business,” said Jan Lindelow, interim president and CEO of Active Power. “Our decline in profitability was primarily due to these factors and expense related to restructuring actions.”

“As we shared last quarter, we are taking definitive steps to grow our core UPS business and improve margins in our solutions business. We are seeing early positive returns from our focus on these areas, having received orders for more than 140 flywheels that we plan to process for delivery this year. In addition, we have significantly improved margins on our solutions business by implementing more structured processes and pricing changes. This progress, coupled with prudent expense actions, puts us in a strong position to improve operating results and track towards achieving annual profitability.”

Q4 and Full Year 2011 Financial Results

Fourth quarter 2011 revenues were $18.3 million, a decrease of $1 million or 5% versus the same year-ago quarter. For the year ended Dec. 31, 2011, total revenues were a record $75.5 million, a 16% increase compared to $65 million in 2010.

Net loss for the fourth quarter was $3.3 million or $(0.04) per share, which included one-time costs of $1.4 million or $(0.02) per share, associated with the departure of our chief executive officer and costs associated with closure of certain foreign operations. This compares to a net loss of $1.3 million in the third quarter of 2011 and compares to a net income of $145,000 or $0.00 per share in the same year-ago quarter. For the year ended Dec. 31, 2011, net loss was $7.1 million or $(0.09) per share, compared to a net loss of $3.9 million or $(0.05) per share in 2010.

Outlook

Active Power expects first quarter 2012 revenues to be between $17 million and $21 million, reflecting traditional seasonality when compared to the previous quarter. First quarter earnings per share is expected to be a loss of $(0.01) to $(0.03) per share. Changes in cash and investments are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast

Active Power will host a conference call today, Tuesday, Feb. 14, 2012, at
4:30 p.m. (ET) to discuss its fourth quarter and 2011 results. Interested parties can dial into the call at the time of the event at (877) 551-8082. For callers outside the United States and Canada, please dial (904) 520-5770.

To listen to the live Webcast, please click here. A replay of the Webcast will be available via Active Power’s investor relations site at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the first quarter of 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Senior Public Relations Manager
949-574-3860	512-744-9488
acpw@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three
	Months Ended		Year Ended
	Dec. 31,		Dec. 31,
	2011	2010	2011	2010
Revenues:
Product revenue	$14,760	$16,291	$62,650	$55,647
Service and other revenue	3,570	3,044	12,832	9,308
Total revenue	18,330	19,335	75,482	64,955

Cost of goods sold:
Cost of product revenue	12,039	11,722	47,664	40,045
Cost of service and other revenue	2,580	2,284	9,917	6,890
Total cost of goods sold	14,619	14,006	57,581	46,935

Gross profit	3,711	5,329	17,901	18,020

Operating expenses:
Research and development	1,460	895	4,739	3,412
Selling and marketing	3,415	2,770	13,812	13,093
General & administrative	2,147	1,494	6,230	5,319
Total operating expenses	7,022	5,159	24,781	21,824
Operating profit ( loss)	(3,311)	170	(6,880)	(3,804)

Interest expense, net	(76)	(40)	(225)	(122)
Other income (expense), net	45	15	11	(40)
Income (loss) before income taxes	(3,342)	145	(7,094)	(3,966)
Income tax benefit	-	-	-	41

Net income (loss)	$(3,342)	$145	$(7,094)	$(3,925)

Basic net income (loss) per share	$(0.04)	$0.00	$(0.09)	$(0.05)
Diluted net income (loss) per share	$(0.04)	$0.00	$(0.09)	$(0.05)
Shares used in computing basic net income (loss) per share	80,324	79,741	80,085	77,677
Shares used in computing diluted net income (loss) per share	80,324	82,501	80,085	77,677
Comprehensive income (loss):
Net income (loss)	$(3,342)	$145	$(7,094)	$(3,925)
Translation gain (loss) on subsidiaries in foreign currencies	(56)	28	360	18
Comprehensive income (loss)	$(3,398)	$173	$(6,734)	$(3,907)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31
	2011	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$10,357	$15,416
Short-term investments	-	134
Restricted cash	389	-
Accounts receivable, net	11,163	14,708
Inventories	9,439	6,430
Prepaid expenses and other	414	511
Total current assets	31,762	37,199
Property and equipment, net	2,861	2,005
Deposits and other	404	314
Total assets	$35,027	$39,518

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$4,757	$6,022
Accrued expenses	5,351	7,068
Deferred revenue	2,366	2,492
Revolving line of credit	5,535	2,535
Total current liabilities	18,009	18,117

Long-term liabilities	726	579
Stockholders' equity:
Common stock	80	80
Treasury stock	(115)	(103)
Additional paid-in capital	277,023	274,807
Accumulated deficit	(260,895)	(253,801)
Other accumulated comprehensive loss	199	(161)
Total stockholders’ equity	16,292	20,822
Total liabilities and stockholders’ equity	$35,027	$39,518

ACTIVE POWER, INC.
SUPPLEMENTAL FINANCIAL DATA

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
$’000	2011	2010	2011	2010
Product Revenue:
UPS products	$5,630	$9,795	$26,394	$33,005
Continuous Power Solutions	2,117	5,297	22,222	11,595
Infrastructure Solutions	7,013	1,199	14,034	11,047
	$14,760	$16,291	$62,650	$55,647

MW of critical Power delivered	16.6MW	28.6MW	93.5MW	100.4MW
Revenue per MW of Critical Power ($’000)	$414	$568	$538	$478

Selected Balance Sheet Data: ($’000)	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Dec. 31, 2010
Inventory:
Raw materials	$6,493	$6,859	$6,655	$5,243
Work in progress	3,085	3,452	5,461	2,382
Finished goods	1,680	2,246	1,750	1,148
Less reserves for obsolescence	(1,819)	(1,826)	(1,815)	(2,343)
	$9,439	$10,731	$12,051	$6,430

Americas	$7,058	$11,511	$10,132	$10,681
EMEA	2,597	1,947	4,866	4,020
Asia	1,508	3,267	2,807	7
	$11,163	$16,725	$17,805	$14,708